                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-60119) of our reports dated July 24, 1998 and September 28, 1998 relating to the combined financial statements and the pro forma combined statement of income, respectively of Conoco, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical and Pro Forma Financial Information" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Historical and Pro Forma Financial Information."





/s/ PricewaterhouseCoopers LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP

Houston, Texas

September 28, 1998